Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
February 1, 2017	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD QUARTERLY REVENUE

OF $893 MILLION AND RECORD QUARTERLY DILUTED

EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.94

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported net income of $39.6 million, or $0.94 per diluted share, in the 2016 fourteen-week fourth quarter on revenue of $893 million. Landstar reported net income of $37.9 million, or $0.88 per diluted share, on revenue of $849 million in the 2015 thirteen-week fourth quarter. Revenue for the 2016 fourth quarter was the highest quarterly revenue in Landstar history while diluted earnings per share for the 2016 fourth quarter was the highest quarterly diluted earnings per share from continuing operations in Landstar history. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $132.8 million in the 2016 fourth quarter compared to $126.4 million in gross profit in the 2015 fourth quarter. Operating income was $63.8 million in the 2016 fourth quarter and operating margin, representing operating income divided by gross profit, was 48.0 percent.

The Company’s fiscal year ends each year on the last Saturday in December. As such, the Company’s 2016 fourth quarter included fourteen weeks of operations whereas the 2015 fourth quarter included thirteen weeks. We estimate the extra week in 2016 contributed revenue of approximately $36 million. In comparison, however, the 2015 fourth quarter included $38 million of revenue from a special project for a customer in the automotive sector. That project ended at year end 2015.

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Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2016 fourth quarter was $832.2 million, or 93 percent of revenue, compared to $786.4 million, or 93 percent of revenue, in the 2015 fourth quarter. Truckload transportation revenue hauled via van equipment in the 2016 fourth quarter was $548.4 million compared to $481.4 million in the 2015 fourth quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2016 fourth quarter was $263.3 million compared to $285.6 million in the 2015 fourth quarter. Revenue hauled by rail, air and ocean cargo carriers was $48.7 million, or 5 percent of revenue, in the 2016 fourth quarter compared to $50.6 million, or 6 percent of revenue, in the 2015 fourth quarter.

Return on average shareholders’ equity was 28 percent and return on invested capital, representing net income divided by the sum of average equity plus average debt, was 22 percent in fiscal year 2016. Landstar purchased approximately 773,000 shares of its common stock during the fiscal year ended December 31, 2016 at an aggregate cost of $50.5 million. Currently, there are approximately 1,036,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of December 31, 2016, the Company had $245 million in cash and short term investments and $214 million available for borrowing under the Company’s senior credit facility.

In addition, Landstar announced that its Board of Directors has declared a quarterly dividend of $0.09 per share payable on March 17, 2017 to stockholders of record at the close of business on February 20, 2017. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

Commenting on Landstar’s 2016 fourth quarter results, Landstar’s President and CEO Jim Gattoni said, “I am very pleased with Landstar’s performance in the 2016 fourth quarter given the challenges of a low growth macro environment and more readily available capacity. Diluted earnings per share was $0.94 in the 2016 fourth quarter, the highest quarterly diluted earnings per share in Landstar history, other than the fourth quarter of 2013 when we had a significant, one-time gain on the sale of our former supply chain companies. 2016 fourth quarter revenue was $893 million, the highest quarterly revenue in Landstar history. Moreover, gross profit of $132.8 million in the 2016 fourth quarter was the highest quarterly Landstar gross profit in any quarter over the last ten years.”

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Gattoni continued, “The number of loads hauled via truck in the 2016 fourth quarter increased 11 percent over the 2015 fourth quarter, while the number of loads hauled via railroads, ocean cargo carriers and air cargo carriers increased 6 percent over the 2015 fourth quarter. There are a few factors impacting the comparison of the number of loads hauled via truck in the 2016 fourth quarter compared to the 2015 fourth quarter. As previously mentioned, the 2016 fourth quarter included an extra week. Additionally, in 2016, Christmas day fell on a Sunday whereas in 2015 it fell on a Friday, making the week prior to Christmas in 2016 more productive than the comparable week of 2015. We estimate that the extra week, plus the increased productivity due to the timing of Christmas, added approximately 30,000 loads to the 2016 fourth quarter, while the special project for the automotive customer that ended at the end of 2015 added 19,000 loads hauled via unsided/platform equipment to the 2015 fourth quarter. Excluding these items, we estimate the number of loads hauled via truck in the 2016 fourth quarter exceeded the 2015 fourth quarter by approximately 8 percent. As expected, revenue per load on loads hauled via truck was 4 percent lower in the 2016 fourth quarter as compared to the 2015 fourth quarter, mostly due to a somewhat softer freight environment and the impact of more readily available truck capacity.”

Gattoni further stated, “Landstar executed well throughout fiscal year 2016 despite the tough industrial macro conditions and more readily available truck capacity that, along with the $100 million in revenue (51,000 loads hauled via truck) from the special project in 2015, made for difficult year-over-year comparisons. Revenue for 2016 was approximately $3.2 billion and gross profit was approximately $488 million, the second highest annual gross profit in Landstar history behind only 2015. Revenue in 2016 was provided on the strength of approximately 1,746,000 loads hauled via truck capacity, the highest number of loads hauled via truck in any year in Landstar history. These fiscal year 2016 achievements speak to the strength and depth of the Landstar network and ability to execute in almost any environment. I am pleased by our continued organic load volume growth and our ability to continue to attract productive agents and capacity to the network.”

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Gattoni continued, “The impact of potential changes in 2017 to U.S. trade, tax and other economic policies on the domestic and global economies contribute to a highly unpredictable environment for our industry. As such, I will not be providing annual revenue or earnings guidance for fiscal year 2017. As it pertains to anticipated costs and expenses, however, there are several specific assumptions we wish to highlight with respect to the 2017 fiscal year:

•	We continue to invest in the agent network and, as previously disclosed, are currently underway in a multi-year project aimed at increasing efficiencies, primarily through technology, at both Landstar and across all of our agent offices. We believe this initiative will support growth in the years to come. We expect the cost of this project to be in the range of $6.5 million to $9.5 million, or approximately $0.10 to $0.15 per diluted share, in fiscal year 2017. The cost of this initiative was $6.6 million in 2016, or $0.10 per diluted share.

•	We estimate that the costs of insurance and claims will approximate our historical average of 3.3 percent of BCO revenue.

•	We expect higher depreciation expense in 2017 as we have grown our trailer fleet and our trailer fleet is newer than it has been in recent years.

•	Certain bonus targets under the Company’s incentive compensation plan were not achieved in 2016, as operating income and earnings per share targets were not met. The achievement of a one-time target bonus payment in 2017 would result in approximately $7 million of bonus expense that was not included in 2016, and we could exceed that amount if we exceed our 2017 targets.

•	We have assumed no changes to the applicable U.S. statutory corporate income tax rate and, therefore, assume an effective income tax rate for the Company of 38.2 percent for 2017.”

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Gattoni further commented, “With respect to near term performance, during the first three weeks of the 2017 first quarter, we are experiencing growth in the number of loads hauled via truck, but at a somewhat lower rate as compared to the quarter-over-quarter volume growth rates experienced during the 2016 fourth quarter. I expect the number of loads hauled via truck in the 2017 first quarter to increase in a mid to high-single digit range over the 2016 first quarter. As it pertains to revenue per load on loads hauled via truck, rates appear to have stabilized over the last several months and I do not expect a significant change in the rate environment over the balance of the 2017 first quarter. As such, I expect revenue per load on loads hauled via truck in the 2017 first quarter to be equal to or slightly below the 2016 first quarter. Assuming the current environment continues throughout the 2017 first quarter, I anticipate revenue for the 2017 first quarter to be in a range of $725 million to $775 million. Assuming that range of estimated revenue and no material changes with respect to the expense assumptions set forth above, I would anticipate 2017 first quarter diluted earnings per share to be in a range of $0.70 to $0.75 per share. We believe that the potential changes to U.S. trade, tax and other economic policies will lead to a very interesting time for our industry. Regardless of the changes that may occur, Landstar’s variable cost business model performs well in almost any environment and I would expect Landstar to outperform industry fundamentals in the years ahead.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 am ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2016 Earnings Release Conference Call.”

This earnings announcement, as well as an accompanying slide presentation, is available through the Company’s website at http://investor.landstar.com under “Presentations” and on a Form 8-K filed with the Securities and Exchange Commission.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “assumes,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “would,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; intellectual property; unclaimed property; regulations focused on diesel emissions and other air quality matters; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2015 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 31,	December 26,	December 31,	December 26,
	2016	2015	2016	2015
Revenue	$3,167,634	$3,321,091	$892,829	$848,602
Investment income	1,502	1,396	402	353

Costs and expenses:
Purchased transportation	2,415,663	2,551,343	684,918	651,030
Commissions to agents	264,205	270,260	75,130	71,147
Other operating costs, net of gains/losses on asset sales/dispositions	29,702	31,618	8,218	7,230
Insurance and claims	57,280	48,754	14,485	11,144
Selling, general and administrative	143,239	149,704	37,028	37,907
Depreciation and amortization	35,796	29,102	9,687	7,849

Total costs and expenses	2,945,885	3,080,781	829,466	786,307

Operating income	223,251	241,706	63,765	62,648
Interest and debt expense	3,794	2,949	1,069	741

Income before income taxes	219,457	238,757	62,696	61,907
Income taxes	82,107	91,068	23,122	24,052

Net income	$137,350	$147,689	$39,574	$37,855

Earnings per common share	$3.26	$3.38	$0.95	$0.89

Diluted earnings per share	$3.25	$3.37	$0.94	$0.88

Average number of shares outstanding:
Earnings per common share	42,112,000	43,664,000	41,805,000	42,729,000

Diluted earnings per share	42,236,000	43,813,000	41,938,000	42,849,000

Dividends per common share	$0.34	$0.30	$0.09	$0.08

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 31,	December 26,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$178,897	$114,520
Short-term investments	66,560	48,823
Trade accounts receivable, less allowance of $5,161 and $4,327	463,102	462,699
Other receivables, including advances to independent contractors, less allowance of $5,523 and $4,143	18,567	18,472
Other current assets	10,281	11,604

Total current assets	737,407	656,118

Operating property, less accumulated depreciation and amortization of $190,374 and $182,591	272,843	225,927
Goodwill	31,134	31,134
Other assets	55,207	78,339

Total assets	$1,096,591	$991,518

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$36,251	$35,609
Accounts payable	219,409	223,709
Current maturities of long-term debt	45,047	42,499
Insurance claims	26,121	19,757
Other current liabilities	53,483	47,963

Total current liabilities	380,311	369,537

Long-term debt, excluding current maturities	93,257	81,793
Insurance claims	26,883	21,477
Deferred income taxes and other non-current liabilities	53,583	52,474

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,585,675 and 67,391,616 shares	676	674
Additional paid-in capital	199,414	195,841
Retained earnings	1,512,993	1,389,975
Cost of 25,747,541 and 24,972,079 shares of common stock in treasury	(1,167,437)	(1,116,765)
Accumulated other comprehensive loss	(3,089)	(3,488)

Total shareholders’ equity	542,557	466,237

Total liabilities and shareholders’ equity	$1,096,591	$991,518

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 31,	December 26,	December 31,	December 26,
	2016	2015	2016	2015
Revenue generated through (in thousands):

Truck transportation
Truckload:
Van equipment	$1,900,406	$1,894,221	$548,426	$481,397
Unsided/platform equipment	963,649	1,109,356	263,280	285,589
Less-than-truckload	74,530	80,687	20,464	19,390

Total truck transportation	2,938,585	3,084,264	832,170	786,376
Rail intermodal	103,721	105,347	26,734	28,659
Ocean and air cargo carriers	78,513	86,664	22,013	21,939
Other (1)	46,815	44,816	11,912	11,628

	$3,167,634	$3,321,091	$892,829	$848,602

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$1,488,925	$1,522,513	$402,077	$381,643

Number of loads:

Truck transportation
Truckload:
Van equipment	1,179,183	1,102,654	331,975	282,431
Unsided/platform equipment	451,686	485,993	120,460	126,224
Less-than-truckload	115,521	112,363	31,205	28,525

Total truck transportation	1,746,390	1,701,010	483,640	437,180
Rail intermodal	48,820	45,060	12,700	12,710
Ocean and air cargo carriers	20,690	18,060	5,780	4,740

	1,815,900	1,764,130	502,120	454,630

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	865,430	826,600	234,550	210,190

Revenue per load:

Truck transportation
Truckload:
Van equipment	$1,612	$1,718	$1,652	$1,704
Unsided/platform equipment	2,133	2,283	2,186	2,263
Less-than-truckload	645	718	656	680
Total truck transportation	1,683	1,813	1,721	1,799
Rail intermodal	2,125	2,338	2,105	2,255
Ocean and air cargo carriers	3,795	4,799	3,808	4,628
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,720	$1,842	$1,714	$1,816

Revenue by capacity type (as a % of total revenue);

Truck capacity providers:
BCO Independent Contractors (2)	47%	46%	45%	45%
Truck Brokerage Carriers	46%	47%	48%	48%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	2%	3%	2%	3%
Other	1%	1%	1%	1%

			December 31,	December 26,
			2016	2015
Truck Capacity Providers

BCO Independent Contractors (2)			8,824	8,907

Truck Brokerage Carriers:
Approved and active (3)			31,471	29,728
Other approved			15,982	14,715

			47,453	44,443

Total available truck capacity providers			56,277	53,350

Trucks provided by BCO Independent Contractors (2)			9,439	9,500

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceeding the fiscal quarter end.